Exhibit 4.32
PROMISSORY TRANSFER OF SHARES TERMINATION AGREEMENT
This Promissory Transfer of Shares Termination Agreement (“Agreement”) is entered on this 17 day December, 2009 into between
DOUBLE MARGIN LIMITED, a company duly incorporated under the laws of the British Virgin Islands, with registered office in the British Virgin Islands, at International Trust Building, Wickhams Cay, Tortola, herein duly represented by its Director Li Chi Keung (hereinafter referred to as “DOUBLE MARGIN”) and
LEONG ON KEI, aka ANGELA LEONG, of Chinese nationality, single, holder of the Macau ID card number 7385888(8) issued on 30-3-2005 with address in Macau at Avenida de Lisboa, 2-4, Hotel Lisboa, 9th Floor, Macau (hereinafter referred to as “ANGELA LEONG”),
(collectively hereinafter referred to as the “PROMISSORY SELLERS”)
MPEL (MACAU PENINSULA) LIMITED (formerly named, Melco PBL (Macau Peninsula) Limited and Swift Profit Investments Limited), a company duly incorporated under the laws of the British Virgin Islands, with its registered office in the British Virgin Islands, at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, herein duly represented by its Director Chung, Yuk Man (hereinafter referred to as “MPEL”)
SOCIEDADE DE FOMENTO PREDIAL OMAR, LIMITADA, a company duly incorporated under the laws of Macau, duly registered in the Companies Registry Office of Macau, under number 5345, page 177, Book C-13, with its registered office in Macau, at Avenida Lisboa, s/n, Nova Ala do Hotel Lisboa, 2F, herein duly represented by its Managers Ms. Leong On Kei and Mr Lei Chi Keung (hereinafter referred as “OMAR”),
(together the “PARTIES”)
WHEREAS
The parties have signed a Promissory Transfer of Shares Agreement dated May 17th, 2006 by which MPEL intended to buy 100% of OMAR’s shares from the PROMISSORY SELLERS; and
A.	MPEL has informed the PROMISSORY SELLERS that it has no more interest in buying the said shares.

B.	The parties reached an Agreement and now desire to provide for the termination of the Promissory Transfer of Shares Agreement and the PROMISSORY SELLERS agreed to return the Deposit to MPEL;
NOW, THEREFORE, in consideration of the above, it is agreed as follow:
1. Termination. By signing the present Termination Agreement the Parties agree to terminate the Promissory Transfer of Shares Agreement dated May 17th, 2006.
2. Deposit Return. The Promissory Sellers and MPEL by copy of this contract give instructions to the stakeholder, C&C Lawyers Office, to deliver to Melco Crown Entertainment Limited the Deposit paid by MPEL in the amount of HK$100.000.000,00 (One hundred Million Hong Kong dollars). MPEL acknowledges and accepts that the receipt of the said amount by Melco Crown Entertainment Limited shall be considered as discharge of all the obligations of the Promissory Sellers and the stakeholder, under this agreement, the Promissory Transfer of Shares Agreement dated May 17th, 2006 and the letter of escrow, and MPEL further agrees to keep both the Promissory Sellers and the stakeholder indemnified against any claim regarding the return of the deposit after they have proceeded as instructed in the present clause and after the receipt by Melco Crown Entertainment Limited of the said amount of HK$100.000.000,00 (One hundred Million Hong Kong dollars).
3. Power of Attorney: MPEL will return to the Promissory Sellers the Power of Attorney referred to in the Clause 4 of the Promissory Transfer of Shares Agreement dated May 17th, 2006 with all existing copies thereof, and hereby acknowledge the right of OMAR to revoke the said Power of Attorney, and assume the obligation of not using the said Power of Attorney to any purpose after the signing of the present Agreement.
4. Mutual Release. Subject to the receipt of the amount referred to in number 2 above, MPEL releases, discharges and waives any claims known or unknown, against the PROMISSORY SELLERS, its successor, assigns, officers or directors, arising out of or in any way connected with the Promissory Transfer of Shares Agreement dated May 17th, 2006, and PROMISSORY SELLERS hereby release, discharge and waive any claims, known or unknown, against MPEL, its successors, assigns, officers or directors, arising out of or in anyway connected with the Promissory Transfer of Shares Agreement dated May 17th, 2006.
5. Termination. After the signature of this Agreement and the return of the deposit in the way referred to in clause 2 above, the Promissory Transfer of Shares Agreement dated May 17th, 2006, will be terminated and all rights and obligations of the PARTIES will cease with the exception of the rights and obligations arisen from Clause 14 of the said Agreement.

6. Final Agreement. This Agreement shall constitute the final agreement and understanding of the PARTIES on the subject matter hereof. This Agreement may be modified only by a further writing signed by the parties.
7. Macau Law. This Agreement shall be governed by the laws of Macau, SAR. In case any one or more of the provisions contained herein shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been contained herein.
8. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the 17 day of December, 2009.

DOUBLE MARGIN LIMITED		LEONG ON KEI, aka ANGELA LEONG:

s/d		s/d

By:	Li Chi Keung	By:	Leong On Kei also known as Angela Leong

Title:	Director	Title:	Director

MPEL (MACAU PENINSULA) LIMITED		SOCIEDADE DE FOMENTO PREDIAL OMAR, LIMITADA,

s/d		s/d

By:	Chung Yuk Man	By:	Leong On Kei also known as Angela Leong

Li Chi Keung

Title:	Director	Title:	Directors